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                                                                   EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Stockholders
Wilshire Financial Services Group, Inc.

  We consent to the use in this Amendment No. 4 to the Registration Statement of Wilshire Financial Services Group, Inc. and Subsidiaries on Form S-1 for an offering of Notes due 2003 of our report dated November 13, 1996 (which expresses an unqualified opinion on the consolidated financial statements of Wilshire Financial Services Group Inc. and includes an explanatory paragraph relating to certain regulatory agreements); our report dated March 10, 1995 on the consolidated financial statements of Girard Savings Bank F.S.B. and Subsidiary; and our report dated November 13, 1996 on the combined financial statements of Wilshire Credit Corporation and Affiliates, which reports appear in the Prospectus, which is a part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus which is part of this Registration Statement.

                                          Deloitte & Touche LLP

December 17, 1996
Los Angeles, California